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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2002

CAREMARK RX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	0-27276 (Commission File Number)	63-1151076 (IRS Employer Identification No.)
3000 Galleria Tower Suite 1000 Birmingham, Alabama (Address of principal executive offices)	35244 (Zip Code)

Registrant's telephone number, including area code: (205) 733-8996

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events.

        On September 13, 2002, Caremark Rx, Inc. (the "Company") announced that it intends to redeem, on October 15, 2002, all of its outstanding 7% convertible subordinated debentures due 2029 ("Trust Debentures"), which are held by its Caremark Rx Capital Trust I subsidiary (the "Trust") and that the Trust will be required to contemporaneously redeem its 7% shared preference redeemable preferred securities ("SPuRS") which are held by unrelated third-parties.

        Holders of the SPuRS may elect to tender them to the Trust prior to 5:00 p.m. Eastern Time on October 11, 2002, for an equal amount of Trust Debentures, which will then be immediately converted into the Company's common stock at a ratio of 6.7125 shares of common stock per Trust Debenture. If all 4 million SPuRS are tendered, the Company's would issue approximately 26.9 million shares of common stock at a conversion rate equivalent to $7.4488 per share. The September 13, 2002, closing price of the Company's common stock on the New York Stock Exchange was $16.98.

        Holders of the SPuRS who elect not to tender will be paid a liquidation amount of $52.00 per SPuRS. If no SPuRS are tendered for common stock, the Company would pay $208 million for all outstanding SPuRS.

        The Company also announced that it recently amended its credit facility to permit repurchases of its common stock in an amount not to exceed $150 million.

Item 7. Financial Statements and Exhibits.

Exhibit No.
99.1	— Press release issued by the Company on September 13, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2002	CAREMARK RX, INC.
	By:	/s/ HOWARD A. MCLURE Howard A. McLure Executive Vice President and Chief Financial Officer

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  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits.
SIGNATURES